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                                                                   Exhibit 10.19


                            EXECUTIVE INCENTIVE PLAN
                                       OF
                             U. S. TRUST CORPORATION

                AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1997


1.       PURPOSE

         The purpose of the Executive Incentive Plan of U.S. Trust Corporation is to (i) encourage greater focus on performance among the key executives of U.S. Trust Corporation and its Affiliated Companies by relating a significant portion of their total compensation to the achievement of annual financial and strategic objectives, and (ii) promote on the part of such executives an increased level of ownership of the Common Shares of the Corporation by providing for a significant portion of their awards under the Plan to be paid in the form of the Corporation's Common Shares.

2.       DEFINITIONS

         As used herein, the following terms shall have the following meanings:

         "AFFILIATED COMPANIES" shall mean United States Trust Company of New York, and each other direct or indirect subsidiary of the Corporation.

         "AVERAGE MARKET VALUE" shall mean, with respect to one Common Share as of any date or with respect to any period, the mean between the per-share high and low prices for the Corporation's Common Shares on such date, or the average of the mean between such prices on each day during such period, as quoted on the NASDAQ National Market System, or, if the Corporation's Common Shares are not traded on such system, on such other securities market or securities exchange on which such shares are traded as the Committee shall determine.

         "AWARD" shall mean a payment earned by a Participant in accordance with the provisions of the Plan.

         "BENEFICIARY" shall mean the person or person designated by a Participant in accordance with Section 11 to receive any amount, or any Common Shares, payable under the Plan upon the Participant's death.

         "BOARD OF DIRECTORS" shall mean the Board of Directors of the Corporation.
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         "CHANGE IN CONTROL" shall mean that any of the following events has occurred:

                   (i) 20% or more of the Corporation's Common Shares has been acquired by any person (as defined by Section 3(a)(9) of the Securities Exchange Act of 1934) other than directly from the Corporation;

                  (ii) there has been a merger or equivalent combination after which 49% or more of the voting shares of the surviving corporation is held by persons other than former shareholders of the Corporation; or

                  (iii) 20% or more of the directors elected by shareholders to the Board of Directors are persons who were not nominated by the Board of Directors or the Executive Committee of the Board of Directors in the most recent proxy statement of the Corporation;

provided, however, that notwithstanding anything in the Plan to the contrary, no Change in Control shall be deemed to have occurred, and no rights arising upon a Change in Control as provided in Section 9 shall exist, to the extent that the Board of Directors so directs by resolution adopted prior to the Change in Control, or not later than 45 days after the Change in Control if the percentage of Common Shares acquired or directors elected under clause (i) or (iii) of the foregoing definition of Change in Control shall be at least 20% but less than 25%. Any resolution of the Board of Directors adopted in accordance with the provisions of this definition directing that a Change in Control shall be deemed not to have occurred for purposes of the Plan and that Section 9 shall not become effective may be rescinded or countermanded at any time with or without retroactive effect.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "COMMITTEE" shall mean the Compensation and Benefits Committee of the Board of Directors.

         "COMMON SHARES" shall mean the common shares ($1.00 par value per share) of the Corporation.

         "CORPORATION" shall mean U.S. Trust Corporation.

         "DETERMINED VALUE" shall mean (i) the highest price per Common Share paid in connection with any Change in Control (including, without limitation, prices paid in any subsequent merger or combination with any entity that acquires control of the Corporation), or (ii) in the case of a Change in Control occurring as a result of an event described in clause (iii) of the definition of Change in Control contained in this Section 2, the Average Market Value of


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a Common Share during the 30-day period ending on the day preceding the occurrence of such Change in Control.

         "ESOP CONTRIBUTION" shall mean the ESOP Contribution as defined under the 401(k) Plan.

         "EXECUTIVE DEFERRED COMPENSATION PLAN" shall mean the Executive Deferred Compensation Plan of U.S. Trust Corporation.

         "401(K) PLAN" shall mean the 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies.

         "PARTICIPANT" shall mean an officer of the Corporation or any of its Affiliated Companies who is selected to participate in the Plan.

         "PLAN" shall mean the Executive Incentive Plan of U.S. Trust Corporation, as set forth herein and as amended from time to time.

         "PLAN YEAR" shall mean, initially, the period beginning on September 1, 1995 and ending on December 31, 1995, and thereafter, each calendar year.

         "RESTRICTED UNIT" shall mean a unit of measurement equivalent to one Common Share, with none of the attendant rights of a shareholder of such share, including, without limitation, the right to vote such share and the right to receive dividends thereon, except to the extent otherwise specifically provided herein.

         "VESTING DATE" shall mean, with respect to any Restricted Units granted to a Participant hereunder, the date on which such Restricted Units become vested, as provided in Section 6(d) or Section 9(e).

3.       MAXIMUM NUMBER OF COMMON SHARES OF STOCK AVAILABLE FOR AWARDS

         Notwithstanding any other provision of the Plan, the number of Common Shares that may be distributed with respect to Restricted Units granted under the Plan after January 1, 1997 (whether distributed under the Plan or under the Deferred Restricted Unit Plan of U.S. Trust Corporation) shall be limited to the sum of (i) 150,000 Common Shares, plus (ii) that number of Common Shares, out of the total number of Common Shares approved prior to January 1, 1997 by the Corporation's shareholders for the grant of Restricted Units hereunder that were not covered by Restricted Units granted hereunder prior to January 1, 1997, plus
(iii) a number of Common Shares equal to the total number of additional Restricted Units credited to Participants with respect to dividends paid on Common Shares, as provided in Section 6(d)(ii). If any Restricted Units initially granted or thereafter credited to a Participant shall be forfeited, the


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number of Common Shares no longer payable with respect to the Restricted Units so forfeited shall thereupon be released and shall thereafter be available for new grants of Restricted Units under the Plan. The limitation provided under this Section 3 shall be subject to adjustment as provided in Section 7.

         The Common Shares distributed under the Plan may be authorized and unissued shares, shares held in the treasury of the Corporation, or shares purchased on the open market by the Corporation at such time or times and in such manner as it may determine. The Corporation shall be under no obligation to acquire Common Shares for distribution to Participants before payment in Common Shares is due.

4.       PARTICIPATION

         Participants in the Plan shall be limited to those officers of the Corporation and its Affiliated Companies whom the Committee, in its sole discretion, selects to participate in the Plan.

         The Committee may select as a Participant for any Plan Year any officer who, in the sole judgment of the Committee, is expected to make contributions that are critical to the success of the Corporation and its Affiliated Companies and to the growth of their businesses.

         Any person who has been selected as a Participant for any Plan Year shall continue to be a Participant in the Plan for each subsequent Plan Year during the period of his or her employment, subject, however, to the Committee's right to terminate such individual's participation in the Plan as of any Plan Year commencing after the date on which the Committee makes its determination to terminate such individual's participation.

5.       AWARDS

         Awards for any Plan Year beginning on or after January 1, 1997 shall be made in accordance with the following provisions:

         (a) Within such period of time after the start of the year as may be permitted by the regulations issued under section 162(m) of the Code, the Committee shall establish in writing (i) the corporate performance goal (the "Performance Goal") that will apply in determining the Awards for the year, (ii) the aggregate amount that will be available for Awards for the year if the Performance Goal is achieved (the "Target Awards Pool"), and (iii) the percentages of the Target Awards Pool that will in fact be available for Awards for the year based on the level of achievement of the Performance Goal, which percentages may be greater than 100% if the Performance Goal is exceeded and less than 100% if the Performance Goal has not been fully achieved (the "Actual Awards Pool").


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         (b) The Performance Goal to be established for the year shall be the achievement of such level of Adjusted Earnings Per Share of the Corporation as the Committee shall determine. The Corporation's "Adjusted Earnings Per Share" for any year shall mean the Corporation's reported earnings per share for the year as determined on a fully diluted basis, adjusted so as to eliminate the effects of any (i) charges to earnings for any acquisitions, divestitures, discontinuance of business operations, restructuring or any other special charges that are separately disclosed in the Corporation's Annual Report for the year, (ii) charges to earnings for the cumulative effect of any accounting changes, and (iii) charges to earnings for any "extraordinary items" as determined under generally accepted accounting principles.

         (c) The Target Awards Pool to be established for the year shall be determined by the Committee as a percentage or percentages of the aggregate base salary earned for the year, while a Participant, of all Participants, either individually or by categories of Participants, provided that the Committee may, in its discretion, also apply such percentage or percentages to other current or deferred compensation and determine the year for which such deferred compensation shall be counted.

         (d) As of the end of the Plan Year, the Committee shall determine the extent to which the Performance Goal for the year has been met and, based thereon, the amount of the Actual Awards Pool. The Committee shall not have any discretion to increase the Actual Awards Pool, as so determined; but the Committee may, in its discretion, reduce the amount of the Actual Awards Pool, as so determined, to reflect any charges to earnings that were not taken into account in determining the Corporation's Adjusted Earnings Per Share for the year pursuant to Section 5(b)(i), (ii) or (iii), or to reflect any other events, circumstances or factors which the Committee believes to be appropriate in determining the total amount to be made available for Awards to Participants for the year.

         (e) After determining the Actual Awards Pool in accordance with Section 5(d), the Committee shall determine the amount of the Award, if any, earned for the year by each Participant, in accordance with the following rules:

                  (i) In the case of any Participant who, on the last day of the year, is the Chief Executive Officer of the Corporation or one of the four highest compensated officers of the Corporation other than its Chief Executive Officer (each such Participant is referred to hereinafter as a "Covered Executive"), the Award payable to the Covered Executive for the year shall be equal to (A) the portion of his or her base salary taken into account in determining the Target Awards Pool for the year, multiplied by (B) the percentage determined by dividing
         (1) the amount of the Actual Awards Pool for the year as finally determined under Section 5(d) by (2) the amount of the Target Awards Pool for the year. The Committee shall not have any discretion to increase the amount of any Covered Executive's Award, as so determined; but the Committee may, in its discretion, reduce the amount of any Covered Executive's Award, as so determined, to reflect the


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         Committee's evaluation of the Covered Executive's individual performance or to reflect any other factors the Committee deems appropriate in determining the amount of the Covered Executive's Award for the year.

                 (ii) In the case of each Participant who is not a Covered Executive, the amount of the Award, if any, earned by such Participant for the year shall be determined by the Committee, in its discretion, based on the level of such Participant's achievement of the goals and objectives established for the Participant at the start of the year and on such other factors as the Committee deems appropriate. The individual goals for each such Participant for each Plan Year shall be set, and such Participant's performance relative to such goals shall be measured, by the Committee based upon the recommendations of the Chief Executive Officer.

                (iii) The Committee may, in its discretion, make Awards to Participants in an aggregate amount less than the amount of the Actual Awards Pool. The Committee may also, in its discretion, allocate any portion of the Actual Awards Pool for use in making special additional Awards to any Participant who is not a Covered Executive or to any group of such Participants.

                 (iv) Notwithstanding any other provision herein to the contrary, the amount of the Award payable to any Participant for any year shall not exceed $2.5 million, as adjusted annually beginning in 1998 to reflect percentage increases in the Consumer Price Index.

                  (v) A Participant who terminates employment with the Corporation and its Affiliated Companies prior to the end of any Plan Year shall receive such portion of an Award, if any, for that year as the Committee shall determine.

         (f) All actions taken by the Committee hereunder in determining the Awards payable to Participants for each year shall be reflected in the minutes of the meetings of the Committee at which such actions were taken.

6.       PAYMENT OF AWARDS

         The amount payable hereunder to a Participant with respect to an Award earned for any Plan Year shall be determined in accordance with the following provisions:

         (a) The amount payable with respect to a Participant's Award for any Plan Year beginning on or after January 1, 1996, shall be the total amount of the Award earned by the Participant, reduced by the amount of any ESOP Contribution to be made on behalf of the Participant under the 401(k) Plan for the "Plan Year" (as defined in the 401(k) Plan)


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corresponding to such Plan Year, with respect to the base salary of such
Participant that was taken into account in determining the Target Awards Pool for that Plan Year.

         (b) The amount payable with respect to a Participant's Award, as determined under (a) above, shall be payable partly in cash and partly in the form of Restricted Units (the portions so payable are hereinafter referred to, respectively, as the "Cash Portion", and the "Restricted Units Portion", of the Participant's Award), in such percentages as the Committee in its discretion shall determine; provided, however, that the Restricted Units Portion shall be equal to at least 25%, and shall not exceed 33-1/3%, of the total amount so payable with respect to the Participant's Award. Notwithstanding the foregoing, the aggregate number of Restricted Units granted with respect to Awards made to Participants hereunder for any Plan Year shall not exceed 80,000 Restricted Units. The 25% minimum and 33-1/3% maximum for the Restricted Units Portion of a Participant's Award referred to in the second preceding sentence shall be reduced in such manner as the Committee shall determine, in its discretion, to the extent necessary to comply with the foregoing limitation.

         (c) The number of Restricted Units to be granted to a Participant with respect to the Restricted Units Portion of the Participant's Award shall be determined by dividing the amount of the Restricted Units Portion by the Average Market Value of one Common Share on the date on which the Committee makes its determination of the Awards earned by Participants for the Plan Year in question.

         (d) The grant of Restricted Units with respect to the Restricted Units Portion of a Participant's Award for any Plan Year shall be evidenced by a written notice to the Participant specifying the number of Restricted Units granted to the Participant, and the date of grant. In addition to such other terms and conditions as the Committee may require in such notice, each grant of Restricted Units to a Participant hereunder shall be subject to the following terms and conditions:

                    (i) The Restricted Units covered by such grant shall become vested on the fifth anniversary of the date of grant, or if earlier, on the date of the Participant's death, permanent disability, or retirement on or after the date on which the Participant attains age 65.

                   (ii) Until the Vesting Date for the Restricted Units covered by such grant, additional Restricted Units shall be credited to the Participant, with respect to the Restricted Units so granted, as of each date on which the Corporation pays a dividend on its Common Shares ("Dividend Payment Date"). The number of additional Restricted Units to be credited shall be determined by first multiplying (A) the sum of (1) the number of Restricted Units covered by such grant, plus (2) the total number of additional Restricted Units credited to the Participant with respect to such Restricted Units prior to such Dividend Payment Date, by (B) the per-share dollar amount of the dividend so paid,


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         and then, dividing the resulting amount by the Average Market Value of one Common Share on the Dividend Payment Date. Any additional Restricted Units credited to the Participant with respect to the Restricted Units covered by such grant shall become vested on the Vesting Date for the Restricted Units so granted.

                  (iii) If the Restricted Units covered by such grant become vested, payment with respect to such Restricted Units, and with respect to the additional Restricted Units credited to the Participant under
         (ii) above in respect of such Restricted Units, shall be made as soon as practicable after the Vesting Date for the Restricted Units so granted, except as otherwise provided in (iv) below. Subject to provisions of Section 6(f), payment shall be made in the form of a single lump sum payment consisting of (A) a number of Common Shares equal to the total number of whole Restricted Units that become vested on such Vesting Date, and (B) a cash payment in an amount determined by multiplying (1) the fractional part of a Restricted Unit that becomes vested on such Vesting Date, by (2) the Average Market Value of one Common Share on such Vesting Date.

                   (iv) To the extent that the Participant has elected, under the applicable provisions of the Deferred Restricted Unit Plan of U.S. Trust Corporation, to defer payment with respect to any Restricted Units that become vested, the Corporation's obligation under this Plan for making payment with respect to such Restricted Units shall be fully discharged upon the crediting of such Restricted Units to the Participant's account under the Deferred Restricted Unit Plan in accordance with the applicable provisions of such plan.

                    (v) In the event the Participant's employment terminates for any reason prior to the Vesting Date for the Restricted Units covered by such grant, the Restricted Units covered by such grant, and any additional Restricted Units credited to the Participant under (ii) above with respect to such Restricted Units, shall be forfeited, except to the extent the Committee in its discretion otherwise determines.

         (e) The Cash Portion of a Participant's Award for any Plan Year shall be paid in the form of a single lump sum cash payment as soon as practicable after the end of such Plan Year, except to the extent that the Participant (i) has elected, under the applicable provisions of the 401(k) Plan, to have any part of such portion of such Award reduced, and to have an amount equal to such part contributed to the 401(k) Plan on the Participant's behalf and/or (ii) has elected, under the applicable provisions of the Executive Deferred Compensation Plan, to defer any part of such portion of such Award.

         (f) With respect to that part of the Cash Portion of any Award that is subject to a Participant's election under the 401(k) Plan, an amount equal to such part of the Cash Portion shall be contributed to the 401(k) Plan on behalf of the Participant; and thereupon, the obligation


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of the Corporation and its Affiliated Companies under this Plan with respect to payment of such part of the Cash Portion of the Award shall be fully discharged. However, no such contribution shall be made to the extent it would cause any limitation applicable under the 401(k) Plan to be exceeded.

         (g) With respect to that part of the Cash Portion of any Award that is subject to a Participant's election under the Executive Deferred Compensation Plan, the obligation of the Corporation and its Affiliated Companies under this Plan with respect to payment of such part of the Cash Portion of the Award shall be fully discharged upon the crediting of such part of the Cash Portion of the Award to the Participant's account under the Executive Deferred Compensation Plan in accordance with the applicable provisions of such plan.

         (h) All liabilities in respect of the Cash Portion of Awards earned by Participants under the Plan shall be discharged by the respective Affiliated Companies employing such Participants.

7.       CERTAIN ADJUSTMENTS TO PLAN SHARES

         In the event of any change in the Common Shares by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or any rights offering to purchase Common Shares at a price substantially below fair market value, or any similar change affecting the Common Shares, the number and kind of shares represented by Restricted Units shall be appropriately adjusted consistent with such change in such manner as the Committee, in its discretion, may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, the Participants hereunder. The Committee shall give notice to each Participant of any adjustment made pursuant to this Section and, upon such notice, such adjustment shall be effective and binding for all purposes.

8.       LISTING AND QUALIFICATION OF COMMON SHARES

         The Corporation, in its discretion, may postpone the issuance, delivery, or distribution of Common Shares pursuant to a grant of Restricted Units until completion of such stock exchange listing or other qualification of such shares under any state or federal law, rule or regulation as the Corporation may consider appropriate, and may require any Participant or Beneficiary to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations.


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9.       CHANGE IN CONTROL

         Notwithstanding any other provision in the Plan to the contrary (but subject to the proviso contained in the definition of "Change in Control" in
Section 2), upon the occurrence of a Change in Control, the following provisions shall apply.

         (a) All Performance Goals and individual goals and objectives with respect to the Plan Year in which the Change in Control occurs (the "Year of Change") shall be deemed to have been attained to the full and maximum extent, and the Actual Awards Pool for the Year of Change shall be determined by multiplying the Target Awards Pool for such year by the highest percentage thereof established by the Committee under Section 5(a)(iii) for determining the amount of the Actual Awards Pool for such year.

         (b) Unless another formula shall have been designated by the Committee prior to the Change in Control, each Participant shall be allocated a portion of the Actual Awards Pool for the Year of Change, as determined under (a) above, equal to the amount of such Actual Awards Pool, multiplied by a fraction, the numerator of which is the portion of the anticipated annual compensation of the Participant which was taken into account by the Committee in determining the Target Awards Pool for the Year of Change, and the denominator of which is the sum of such amounts for all Participants.

         (c) As soon as practicable following the Change in Control, all Awards which under (a) above are deemed to have been earned to the full and maximum extent upon the occurrence of the Change in Control shall be payable in full in single cash lump sums, reduced by any taxes withheld pursuant to Section 10 and by the amount of any ESOP Contributions to be made on behalf of Participants under the 401(k) Plan for the Year of Change.

         (d) No Awards payable in accordance with this Section shall be forfeitable on account of a Participant's termination of employment upon or following the Change in Control.

         (e) All Restricted Units granted or credited to a Participant hereunder that had not previously become vested shall become vested upon the occurrence of the Change in Control.

         (f) The Corporation shall make payment to each Participant with respect to all of the Restricted Units standing to his or her credit under the Plan at the time of the Change in Control. Payment to each Participant shall be made in the form of a single lump sum payment, in an amount determined by multiplying the aggregate number of Restricted Units then standing to the Participant's credit by the Determined Value of one Common Share. All amounts payable to Participants pursuant to this Section 9(f), reduced by any taxes withheld pursuant to Section 10, shall be paid to such Participants as soon as practicable following the Change in Control.


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10.      TAXES

         The Corporation or any of its Affiliated Companies may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state and local taxes required by law to be withheld with respect to amounts payable under the Plan including, but not limited to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Participant or Beneficiary, and/or (ii) requiring a Participant or Beneficiary to pay to the Corporation or any of its Affiliated Companies the amount so required to be withheld as a condition of the issuance, delivery, or distribution of any Common Shares. The Committee may permit such amount to be paid in Common Shares previously owned by the Participant, or a portion of the Common Shares that otherwise would be distributed to such Participant in respect to his or her vested Restricted Units, or a combination of cash and such Common Shares.

11.      DESIGNATION AND CHANGE OF BENEFICIARY

         Each Participant shall file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive any amount, or any Common Shares, payable under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her Beneficiary designation without the consent of any previously designated Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt. If at the date of a Participant's death, there is no designation of a Beneficiary in effect for the Participant pursuant to the provisions of this Section 11, or if no Beneficiary designated by the Participant in accordance with the provisions hereof survives to receive any amount, or any Common Shares, payable under the Plan by reason of the Participant's death, the Participant's estate shall be treated as the Participant's Beneficiary for purposes of the Plan.

12.      PAYMENTS TO PERSONS OTHER THAN PARTICIPANT

         If the Committee shall find that any person to whom any amount, or any Common Shares, is payable under the Plan is unable to care for his or her affairs because of illness, accident or legal incapacity, then, if the Committee so directs, any payment due to such person may be paid to such person's spouse, child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person, unless a prior claim for payment of such amount, or payment of such Common Shares, has been made by a duly appointed legal representative of such person. Any such payment shall be a complete discharge of the liability of the Corporation or the applicable Affiliated Company therefor.


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13.      RIGHTS OF PARTICIPANTS

         A Participant's rights and interests under the Plan shall be subject to the following provisions:

         (a) A Participant shall have the status of a general unsecured creditor of the Corporation with respect to his or her right to receive any payment under the Plan. The Plan shall constitute a mere promise by the Corporation or the applicable Affiliated Company to make payments in the future of the benefits provided for herein. It is intended that the arrangements reflected in the Plan be treated as unfunded for tax purposes, as well as for purposes of any applicable provisions of Title I of ERISA.

         (b) A Participant's rights to payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or his or her Beneficiary.

         (c) Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employment of the Corporation or any of its Affiliated Companies.

         (d) No Participant shall have the right, by virtue of having been selected as a Participant in the Plan, to be automatically entitled to receive an Award for any Plan Year.

         (e) No Award shall be considered as compensation under any employee benefit plan of the Corporation or any of its Affiliated Companies, except as specifically provided in any such plan or as otherwise determined by the Board of Directors.

14.      ADMINISTRATION

         The Plan shall be administered by the Committee. A majority of the members of the Committee shall constitute a quorum. The Committee may act at a meeting, including a telephone meeting, by action of a majority of the members present, or without a meeting by unanimous written consent. In addition to the responsibilities and powers assigned to the Committee elsewhere in the Plan, the Committee shall have the authority, in its discretion, to establish from time to time guidelines or regulations for the administration of the Plan, interpret the Plan, and make all determinations considered necessary or advisable for the administration of the Plan. The Committee may delegate any ministerial or nondiscretionary function pertaining to the administration of the Plan to any one or more officers of the Corporation.

         All decisions, actions or interpretations of the Committee under the Plan shall be final, conclusive and binding upon all parties.


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         No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Corporation shall indemnify and hold harmless each member of the Committee, and each employee, officer, director or trustee of the Corporation or any of its Affiliated Companies to whom any duty or power relating to the administration or interpretation of the Plan may be delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.

15.      AMENDMENT OR TERMINATION

         The Board of Directors may, with prospective or retroactive effect, amend, suspend or terminate the Plan or any portion thereof at any time, provided, however, that no amendment, suspension or termination of the Plan shall deprive any Participant of any rights to Awards previously made under the Plan without his or her written consent. Any amendment that the Board of Directors would be permitted to make pursuant to the preceding sentence may also be made by the Committee where appropriate to facilitate the administration of the Plan or to comply with applicable law or any applicable rules and regulations of government authorities, provided that the cost of the Plan to the Corporation and its Affiliated Companies is not materially increased thereby.

16.      SUCCESSOR CORPORATION

         The obligations of the Corporation under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Corporation, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Corporation. The Corporation agrees that it will make appropriate provision for the preservation of Participants' rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

17.      GOVERNING LAW

         The Plan shall be governed by and construed in accordance with the laws of the State of New York.


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18.      EFFECTIVE DATE

         The Plan was adopted effective as of September 1, 1995. The amendments reflected in this restatement of the Plan shall be effective as of January 1, 1997, subject, however, in the case of the amendments to Sections 3 and 5, to approval by the shareholders of the Corporation by a majority of the votes cast in person or by proxy at the annual meeting of the Corporation's shareholders to be held on April 22, 1997. The Committee may grant Restricted Units as provided herein prior to such shareholder approval, subject to such approval being obtained at such meeting.


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